PPM Funds 485BPOS

EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2022, with respect to the financial statements of PPM Core Plus Fixed Income Fund and PPM High Yield Core Fund, each a series of PPM Funds, as of December 31, 2021, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Chicago, Illinois

April 26, 2022